Exhibit 99.1
NEWS
RELEASE

FOR IMMEDIATE RELEASE
CONTACT:	Chris L. Nines
(512) 433-5210
FORESTAR’S BOARD OF DIRECTORS ANNOUNCES STRATEGIC
INITIATIVES TO ENHANCE SHAREHOLDER VALUE AND UNANIMOUSLY
REJECTS UNSOLICITED PROPOSAL FROM HOLLAND WARE
     AUSTIN, TEXAS, February 11, 2009— Forestar Group Inc. (NYSE: FOR) today announced the following strategic initiatives to enhance shareholder value:
•	Generate significant cash flow, principally from the sale of approximately 175,000 acres of HBU timberland

•	Reduce debt by approximately $150 million, and

•	Repurchase up to 20% of the company’s outstanding shares
     As a part of the plan, the Board of Directors authorized repurchase of up to 7 million shares of common stock, which represent approximately 20% of the company’s currently outstanding shares. Debt reduction and share repurchases will be funded by proceeds from the asset sales described above. Repurchases will be accomplished from time to time through open market or privately negotiated transactions, subject to market conditions and other factors.
     “Forestar’s Board of Directors and management team are confident these initiatives will significantly enhance shareholder value,” stated Jim DeCosmo, president and chief executive officer of Forestar Group. “Despite difficult market conditions, we have confidence in our ability to execute these sales. We believe these strategic initiatives are consistent with our commitment to enhance shareholder value and position Forestar to take advantage of future growth opportunities.”
     The company also announced that following consideration and evaluation in consultation with its financial and legal advisors, the Board of Directors unanimously determined that the proposal from Holland Ware to acquire the company for $15 per share, in the judgment of the Board of Directors, significantly undervalues the company and its prospects, and is not in the best interest of the company and its shareholders. The company and Board of Directors retained Goldman, Sachs & Co. as financial advisors, the company retained Skadden, Arps, Slate, Meagher & Flom LLP as legal counsel and the Board of Directors retained Gibson, Dunn & Crutcher LLP as legal counsel.

About Forestar Group
     Forestar Group Inc. operates in three business segments: real estate, mineral resources and fiber resources. The real estate segment owns directly or through ventures over 365,000 acres of real estate located in ten states and thirteen markets in the U.S. The real estate segment has 25 real estate projects representing almost 34,000 acres currently in the entitlement process, and 78 entitled, developed and under development projects in eight states and twelve markets encompassing over 17,000 acres, comprised of almost 30,000 residential lots and over 2,200 commercial acres. The mineral resources segment manages about 622,000 net acres of oil and gas mineral interests. The fiber resources segment sells wood fiber from its land primarily located in Georgia, and leases land for recreational uses. The company also has a 45% nonparticipating royalty interest in groundwater produced or withdrawn for commercial purposes from approximately 1.38 million acres in Texas, Louisiana, Georgia and Alabama. Forestar’s address on the World Wide Web is www.forestargroup.com.
Forward-looking Statements
This release contains “forward-looking statements” within the meaning of the federal securities laws. These statements reflect management’s current views with respect to future events and are subject to risk and uncertainties. We note that a variety of factors and uncertainties could cause our actual results to differ significantly from the results discussed in the forward-looking statements. Factors and uncertainties that might cause such differences include, but are not limited to: general economic, market, or business conditions; the availability of loans and fluctuations in the credit markets; the opportunities (or lack thereof) that may be presented to us and that we may pursue; fluctuations in costs and expenses including development costs; demand for new housing, including impacts from mortgage credit availability; lengthy and uncertain entitlement processes; cyclicality of our businesses; accuracy of accounting assumptions; competitive actions by other companies; changes in laws or regulations; changes in federal energy policies; demand for oil and gas; and other factors, many of which are beyond our control. Except as required by law, we expressly disclaim any obligation to publicly revise any forward-looking statements contained in this news release to reflect the occurrence of events after the date of this release.